Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002 www.pxp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP EXECUTES AGREEMENT TO DIVEST

GULF OF MEXICO SHALLOW WATER PROPERTIES FOR $818 MILLION

PXP HAS COMMENCED MARKETING OF ITS

GULF OF MEXICO DEEPWATER ASSETS

Houston, Texas, September 20, 2010—Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announces today it and certain of its subsidiaries have executed an agreement with McMoRan Exploration Co. (NYSE: MMR) to divest PXP’s interests in properties located in Gulf of Mexico shallow water for a combination of cash and stock. PXP will receive $75 million in cash and 51 million shares of McMoRan common stock in exchange for PXP’s interests in all of its Gulf of Mexico leasehold located in less than 500 feet of water ($818 million total consideration using McMoRan’s stock price of $14.57 on September 17, 2010). These properties are currently producing approximately 45 million cubic feet of natural gas equivalents per day net to PXP and include estimated proved reserves of approximately 63.9 billion cubic feet of natural gas equivalents as of June 30, 2010. In conjunction with the transaction, McMoRan has secured $900 million of committed financing from an investor group and PXP will have the right to designate two directors to McMoRan’s Board of Directors. Separately, PXP has begun the process of marketing the Company’s Gulf of Mexico deepwater assets.

James C. Flores, Chairman, President and CEO of PXP commented, “Our Gulf of Mexico exploration program has been an on-going success for PXP’s shareholders and a consistent value creation strategy by using our exploration expertise in this prolific hydrocarbon basin. We are proud of the Gulf of Mexico exploration accomplishments achieved by PXP and its partners.

“The transaction with McMoRan creates a premium operator/ownership structure that maximizes value for both PXP and McMoRan shareholders from the ultra-deep program’s existing discoveries and exploratory potential. Through PXP’s ownership position in McMoRan, PXP will maintain upside exposure to the multi-trillion cubic feet equivalent ultra-deep exploratory potential without the substantial long-lead time capital requirements. Starting nearly four years ago, the highly successful shallow water exploration program began with the Flatrock discovery and its subsequent development and follow up discoveries at Hurricane Deep and Blueberry Hill. Recent exploration efforts in the sub-salt, ultra-deep program continue that success, initially with the Blackbeard West discovery followed by the latest successful discovery at the Davy Jones mega structure announced earlier this year. With the ongoing development of the existing discoveries and additional exploration drilling required on additional related structures, the combination of PXP’s position with our partner/operator McMoRan is a unique opportunity for PXP shareholders to maintain equity growth exposure to this dynamic and emerging play. As everyone knows, we have great admiration for Jim Bob Moffett and his entire team in which PXP has been and will continue to be a valued partner in its new role as a significant McMoRan shareholder.”

The transaction is effective August 1, 2010 and is expected to close by year-end 2010, subject to McMoRan shareholder approval and customary closing conditions and adjustments. PXP plans to provide updated financial and operating guidance after the transaction is closed.

The planned Gulf of Mexico deepwater divestment is aimed at optimizing the value of PXP’s deepwater portfolio. The portfolio is anchored by Friesian and Lucius, two high-quality oil discoveries, and a comprehensive exploration portfolio with interests in 107 blocks, 9 well defined prospects and an additional 22 prospects or leads in Pliocene, Miocene and Lower Tertiary reservoirs. The data room process is underway with final bids expected in late-October to mid-November. PXP expects the transaction to close by year-end 2010.

PXP engaged Barclays Capital and Jefferies & Company to assist in executing both transactions. Barclays Capital provided a fairness opinion to the PXP Board of Directors on the divestiture of its shallow water properties to McMoRan.

CONFERENCE CALL

Management of PXP and McMoRan will host a conference call today, Monday, September 20, 2010, at 10:00 a.m. Eastern time to discuss the details of the transaction. Investors wishing to participate in the conference call may dial 888-647-2712. The conference call and replay ID is12325625.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statement. These include statements regarding:

*	value and completion of the proposed divestments, including receipt of McMoRan shareholder approval of the issuances of securities,

*	value and completion of the proposed financing,

*	reserve and production estimates,

*	oil and gas prices,

*	cash flow estimates,

*	future financial performance,

*	capital and credit market conditions,

*	planned capital expenditures, and

*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K, for a discussion of these risks.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as required by law, we do not intend to update these forward-looking statements and information.

Contact:
Investors:	Media:
Hance Myers, 713.579.6291	Scott Winters, 713.579.6190
hmyers@pxp.com	swinters@pxp.com

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